Exhibit 99.1
Good morning!

Last week, while our Clean-Frack™ team was getting ready for the big Texas Cavalcade, something was quietly happening in our Algae Division.
That something was SALES.

The sweet smell of sales

Yes! Just in the past week, we have sold three new Algae Appliance Model 4 units, all for immediate delivery. Now the Model 4 is our starter unit, suitable for lab work and testing. Including on-site setup and training, it typically goes for $50,000.

The way it's been performing, we can expect much larger unit sales from these customers… in the range of $250,000 or more — each.

More on the way

And we know that more of these starter sales are coming. Why?

1. The word is out that conventional methods aren’t effective with a crop that has so much water — as great as 1000 to 1.

2. The Algae Appliance is highly reliable; we know this from months of field testing.

3. More and more people in the industry have seen this machine work.

4. The new algae industry is steadily expanding, in the U.S. and the rest of the world.

In conclusion, we think the Algae Division could be paying the basic cost of our operations within just a few months!

That’s pretty interesting. Sure gives us freedom of action in Clean-Frack and aquaculture, to name just two of our hot new fields of application.

What about licensing?

We're still in the licensing business.

Licensing is good because you can get your technology embedded widely; and at very little cost.

However, it takes a while for licensing revenue to develop.

So it makes sense to get some direct revenues from our technology while the licensing deals develop.

And the longer we're in a market, the stronger we get, and the better our bargaining position.

Meanwhile, on the road…

If you’re following our Facebook Page, you’ll know that the Mobile Lab left today and is on the way to Texas.

We now have industry demos scheduled in San Antonio and Houston, while the media slots in Houston are nearly filled. Details in Friday's MoneyTV interview.

I’m very proud of Bill Charneski and Andrew Davies, who prepped this trip and are on the way there.

Here we go!

Have a great week.

Riggs and Team
Riggs Eckelberry
President & CEO
OriginOil, Inc. (OOIL)
Popular Science: Algae Appliance™ Top 100 Innovation in "Best of What's New" for 2012

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